Exhibit 99.1

SUPPLEMENTAL INFORMATION

NON-GAAP FINANCIAL MEASURES

      Net sales before inter-company eliminations, EBITDA and Adjusted EBITDA and the related ratios presented herein (including pro forma presentations thereof) are supplemental measures of performance that are not required by, or presented in accordance with, GAAP. See footnote 12 under “Summary Historical and Pro Forma Financial Data” for the definitions of EBITDA and Adjusted EBITDA and a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated under GAAP.

      We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts and investors. We also use a financial measure similar to EBITDA under our existing senior secured credit facility to measure compliance with certain financial covenants. EBITDA is not calculated in the same manner under our senior secured credit facility as presented herein. We present net sales before inter-company eliminations because we consider it to be a useful analysis of our ongoing operating trends and in comparing operating performance period to period. Other companies, including other companies in our industry, may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

      EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, results as reported under GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital requirements;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including pro forma presentations thereof) do not reflect cash requirements for such replacements.

      Because of these limitations, EBITDA and Adjusted EBITDA (including pro forma presentations thereof) and the related ratios should not be considered as measures of discretionary cash available to invest in our business growth or reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA (including pro forma presentations thereof) only supplementally. Net sales before inter-company eliminations, EBITDA and Adjusted EBITDA are not measures of our financial performance and should not be considered as an alternative to net sales, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow as a measure of our liquidity. For more information, see the consolidated Navarre financial statements in its annual and quarterly reports and the combined FUNimation financial statements and related notes included elsewhere herein.

Risks Relating to the FUNimation Business

A substantial portion of FUNimation’s revenues typically derive from a small number of licensed properties and a small number of licensors and FUNimation’s content is highly concentrated in the anime genre.

      FUNimation derives a substantial portion of its revenues from a small number of properties and such properties usually generate revenues only for a limited period of time. Additionally, FUNimation’s content is concentrated in the anime sector and its revenues are highly subject to the changing trends in the toy, game and entertainment businesses. In particular, the Dragon Ball properties accounted for $57.3 million, $61.9 million and $47.1 million, or 90%, 76%, and 65%, of FUNimation’s net sales for the years ended

December 31, 2002, 2003 and 2004, respectively. FUNimation’s revenues may fluctuate significantly from year to year due to, among other reasons, the popularity of its licensed properties and the timing of entering into new licensing contracts.

      During the years ended December 31, 2002, 2003 and 2004, 95%, 92% and 82% of FUNimation’s revenues, respectively, were derived from sales of products under multiple licensing arrangements with two licensors. The loss of any of these licensing relationships could have a material negative effect on FUNimation’s revenues.

FUNimation’s success depends upon retaining the services of key FUNimation personnel.

      For the foreseeable future, we will place substantial reliance upon the personal efforts and abilities of Gen Fukunaga, the President and one of the founders of FUNimation. Mr. Fukunaga has entered into a five-year employment agreement with FUNimation Productions, Ltd. to be effective upon closing of the FUNimation acquisition. However, the loss of his services could materially and adversely affect FUNimation’s business, and could affect our financial condition and operating results after completion of the acquisition. We cannot assure you that we would be able to find an appropriate replacement for Mr. Fukunaga if the need should arise.

      FUNimation’s ability to enhance and develop its markets for its current products and to introduce new products to the marketplace also depends on its ability to attract and retain qualified management personnel. FUNimation competes for such personnel with other companies and organizations, some of which have substantially greater capital resources and name recognition than FUNimation. If FUNimation is not successful in recruiting or retaining such personnel, it could have a material adverse effect on its business.

FUNimation’s business is dependent on a few customers, and a loss of any of these customers could have a material adverse effect on its revenues and profitability.

      During the year ended December 31, 2004, sales to four customers, Anderson Merchandisers, The Musicland Group, Goldhil Home Media International and Best Buy, represented approximately 28%, 16%, 16% and 12% of FUNimation’s gross wholesale and retail sales, respectively, and in the aggregate, approximately 72% of FUNimation’s gross wholesale and retail sales. In addition, one licensor made up approximately 80% of FUNimation’s license and royalty revenue for such year. Revenue from this licensor included $10.0 million relating to a contract effective as of December 2004 and that is reflected in accounts and royalties receivable at December 31, 2004 in accordance with SOP 00-2 American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FUNimation — Critical Accounting Policies and Estimates — Revenue Recognition.” During the year ended December 31, 2003, sales to three customers, Anderson Merchandisers, The Musicland Group and Goldhil Home Media International, accounted for approximately 28%, 23% and 21% of FUNimation’s gross wholesale and retail sales, respectively, and, in the aggregate, approximately 72% of FUNimation’s gross wholesale and retail sales. If FUNimation is unable to continue to sell its products to all or any of these customers or is unable to maintain its sales to these customers at current levels and cannot find other customers to replace these sales, there would be an adverse impact on its revenues and profitability.

FUNimation’s revenues are dependent on consumer preferences and demand.

      FUNimation’s business and operating results substantially depend upon the appeal of its properties, product concepts and programming to consumers, including the popularity of anime in the United States market and trends in the toy, game and entertainment businesses. A decline in the popularity of its existing properties or the failure of new properties and product concepts to achieve and sustain market acceptance could result in reduced overall revenues, which could have a material adverse effect on FUNimation’s business, financial condition and results of operations. Consumer preferences with respect to entertainment are continuously changing and are difficult to predict and can vary from months to years and entertainment properties often have short life cycles. There can be no assurances that:

•	any of FUNimation’s current properties, product concepts or programming will continue to be popular for any significant period of time;

•	any new properties, product concepts or programming FUNimation represents or produces will achieve an adequate degree of popularity; or

•	any property’s life cycle will be sufficient to permit FUNimation to profitably recover advance payments, guarantees, development, marketing, royalties and other costs.

      FUNimation’s failure to successfully anticipate, identify and react to consumer preferences could have a material adverse effect on FUNimation’s revenues, profitability and results of operations. In addition, changes in consumer preferences may cause its revenues and net income to vary significantly between comparable periods.

FUNimation has significant credit exposure and negative trends and other factors could cause it significant credit loss.

      As of December 31, 2003 and 2004, two and four customers made up 81% and 80% of FUNimation’s gross accounts receivable, respectively. FUNimation is subject to the risk that its customers will not pay for the products they have purchased or licensed. This risk may increase if FUNimation’s customers experience decreases in demand for their products and services or become less financially stable due to adverse economic conditions or otherwise. If there is a substantial deterioration in the collectibility of FUNimation’s receivables, FUNimation’s earnings and cash flows could be adversely affected.

FUNimation’s revenues are substantially dependent on television exposure for its licensed properties.

      The ability for certain anime and children’s entertainment content to gain television exposure is an important promotional vehicle for home video sales and licensing opportunities. To the extent that FUNimation’s content is not able to gain television exposure, sales of these products could be limited. Similarly, demand for properties broadcast on television generally is based on television ratings. In addition, FUNimation does not own the broadcast rights for some of its properties, so it depends on third parties to secure or renew broadcast rights for such content. A decline in television ratings or programming time of FUNimation’s licensed properties could adversely affect FUNimation’s revenues.

Excessive product returns or inventory obsolescence could significantly reduce FUNimation’s sales or profitability.

      FUNimation maintains a significant investment in product inventory. FUNimation’s product returns are significant when expressed as a percentage of revenues. FUNimation maintains a sales return reserve, which is determined in part based on historical returns. Actual sales returns could be higher or lower than FUNimation’s estimated sales returns due to, among other reasons, changes in consumer preferences and demand. If actual returns are significantly higher than FUNimation’s estimates for potential returns, FUNimation’s sales return reserve may be inadequate and, as a result, its operating results and financial condition could be affected adversely.

      In FUNimation’s home video distribution business, it is possible that prices will decline due to decreased demand and, therefore, there may be greater risk of declines in inventory value. To the extent that FUNimation, as a result of changes in consumer preferences, technological advances, or other factors, has not properly reserved for inventory exposure or price reductions needed to sell remaining inventory, its profitability may suffer.

FUNimation may experience significant fluctuations in operating results resulting from management judgments.

      FUNimation recognizes revenue upon meeting the recognition requirements of SOP 00-2. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by FUNimation’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided at the time of sale.

      Significant management judgments must be made and used in connection with the revenue recognized in any FUNimation accounting period. Material differences may result in the amount and timing of revenue recognized or deferred for any period if management made different judgments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FUNimation” and note 1 of the combined financial statements and related notes of FUNimation included elsewhere herein.

FUNimation’s business operates in a highly competitive industry and its business could be negatively affected if it fails to sign or renew licenses of attractive content.

      FUNimation’s business depends upon its ability to procure and renew agreements to license certain rights for attractive titles on favorable terms. Competition for attractive children’s anime and children’s entertainment content and television broadcasting slots is intense. FUNimation’s principal competitors in the anime sector are media companies such as AD Vision, 4Kids Entertainment, VIZ and Geneon and Japanese rights holders operating in the United States. FUNimation also competes with various toy companies, other licensing companies, numerous others acting as licensing representatives and large media companies such as Disney and Time Warner. Many of FUNimation’s competitors have substantially greater resources than FUNimation and own or license properties which are more commercially successful than FUNimation’s properties. There are low barriers to enter the licensing and brand management business and therefore there is potential for new competitors to enter the market.

If FUNimation fails to meet its significant working capital requirements, its ability to license and distribute future content or finance accounts receivable could be negatively affected.

      As a licensor and distributor, FUNimation acquires certain rights to properties directly from Japanese rights holders of anime and other children’s entertainment content providers. As a result, FUNimation has significant working capital requirements, principally to finance inventory, accounts receivable and licensing acquisitions. FUNimation’s working capital needs will increase as its inventory, licensing activities and accounts receivable increase in response to its growth. The failure to obtain financing on acceptable terms or at all in the future could adversely affect FUNimation’s business.

FUNimation may not be able to successfully protect its intellectual property rights.

      FUNimation relies on a combination of copyright, trademark and other proprietary rights laws to protect its rights to the intellectual property it licenses. Third parties may try to challenge the ownership by FUNimation or its licensors of such intellectual property. In addition, FUNimation’s business is subject to the risk of third parties producing counterfeit products or infringing upon its intellectual property rights or those of its licensors. FUNimation may need to resort to litigation in the future to protect the intellectual property rights or those of its licensors, which could result in substantial costs and diversion of resources and could have a material adverse effect on FUNimation’s business and competitive position.

FUNimation’s business depends on, in part, the Internet, and a failure of this system could disrupt and harm FUNimation’s business.

      FUNimation relies on the Internet for a portion of its orders and information exchanges with customers and the general public. The Internet and individual websites can experience disruptions and slowdowns. In addition, some websites have experienced security breakdowns. To date, FUNimation’s websites have not experienced any material breakdowns, disruptions or breaches in security, but it cannot assure that this will not occur in the future. If FUNimation were to experience a security breakdown, disruption or breach that compromised sensitive information, this could harm FUNimation’s relationship with its customers or suppliers. Disruption of the websites or the Internet in general could impair FUNimation’s order processing or, more generally, prevent customers and suppliers from accessing information. This could cause FUNimation to lose business.

Interruption of FUNimation’s business or catastrophic loss at any of its facilities or its production masters could lead to a curtailment or shutdown of its business.

      An interruption in FUNimation’s operations could result in its inability to produce its content, which would reduce its net sales and earnings. In the event of a stoppage, even if only temporary, or if FUNimation experiences a delay as a result of events that are beyond its control, its business could be severely affected. FUNimation’s facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, violent weather conditions or other natural disasters. FUNimation may experience a shutdown of its facilities or periods of reduced production as a result of equipment failure or catastrophic loss, which could have a material adverse effect on FUNimation’s business, results of operations or financial condition.

FUNimation depends on third-party shipping and fulfillment companies for the delivery of its products.

      FUNimation relies almost entirely on arrangements with third-party shipping and fulfillment companies, principally UPS and Federal Express, for the delivery of its products. The termination of arrangements with one or more of these third-party shipping companies, or the failure or inability of one or more of these third-party shipping companies to deliver products on a timely basis from suppliers to FUNimation, or products from it to its reseller customers or their end-user customers, could disrupt FUNimation’s business and harm its reputation and net sales.

Increased counterfeiting or piracy may negatively affect the demand for FUNimation’s home entertainment products.

      The home entertainment industry has been adversely affected by counterfeiting of home videos, piracy and parallel imports, as well as by websites and technologies that allow consumers to illegally download and access music and video content. Increased proliferation of these alternative access methods to these products could impair FUNimation’s ability to generate revenues and could cause its business to suffer.

Future terrorist or military actions could result in disruption to FUNimation’s operations or loss of assets, in certain markets or globally.

      Future terrorist or military actions, in the U.S. or abroad, could result in the destruction or seizure of assets or suspension or disruption of FUNimation’s operations. Additionally, such actions could affect the operations of FUNimation’s suppliers or customers, resulting in a loss of access to products, potential losses on supplier programs, loss of business, higher losses on receivables or inventory, or other disruptions in FUNimation’s business, which could negatively affect its operating results. FUNimation does not carry insurance covering such terrorist or military actions, and even if it were to seek such coverage and such coverage were available, the cost likely would not be commercially reasonable.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following table provides summary historical and pro forma financial data of Navarre and FUNimation for the periods and as of the dates indicated. We derived the summary historical consolidated financial data as of March 31, 2003 and 2004 and for the fiscal years ended March 31, 2002, 2003 and 2004 from our audited consolidated financial statements, which have been previously filed with the Securities and Exchange Commission. We derived the summary historical balance sheet data as of December 31, 2003 from our unaudited consolidated balance sheet for the nine months ended December 31, 2003, which was previously filed with the Securities and Exchange Commission. We derived the summary historical consolidated financial data as of December 31, 2004 and for the nine months ended December 31, 2003 and 2004 from our unaudited interim consolidated financial statements, which was previously filed with the Securities and Exchange Commission. We have prepared the unaudited financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for a full year.

      FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (“FUNimation”) derived the summary combined financial data of FUNimation for the year ended December 31, 2004 from FUNimation’s audited combined financial statements, which are included elsewhere herein.

      The unaudited pro forma combined summary financial data presented below give effect to our proposed acquisition of FUNimation, the purchase of shares of Encore Software, Inc. from Michael Bell and the completion of a private placement of notes (collectively, the “Transactions”) and have been derived from our unaudited pro forma combined financial statements that are included elsewhere herein. Our fiscal year ends on March 31 of each year and FUNimation’s fiscal year ends on December 31 of each year. The unaudited pro forma combined summary statement of operations data for the nine months ended December 31, 2004 combines our results of operations for such period with FUNimation’s results of operations for the nine months ended September 30, 2004. The unaudited pro forma combined summary statement of operations data for the nine months ended December 31, 2004 give effect to the Transactions as if they occurred on April 1, 2003. The unaudited pro forma combined balance sheet data as of December 31, 2004 presents our financial position as if the Transactions had occurred on December 31, 2004. Upon completion of the FUNimation acquisition, FUNimation’s fiscal year end will be changed to March 31 of each year. The unaudited pro forma combined financial data is based on certain assumptions, estimates and adjustments that are preliminary and that have been made solely for the purposes of developing such pro forma information. Final amounts could differ from those set forth herein.

      The unaudited pro forma combined financial data may not be indicative of the results of operations that would have been achieved if the FUNimation acquisition and the private placement of notes had occurred on the dates indicated or which we may achieve in the future.

      The information presented in the table below should be read in conjunction with “Selected Combined Financial and Other Data of FUNimation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FUNimation,” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere herein and in previously filed information regarding Navarre.

	Navarre Corporation(1)

					Nine Months Ended
	Fiscal Year Ended March 31,				December 31,

	2002		2003	2004	2003	2004

					(Unaudited)	(Unaudited)

	(In thousands)

Statement of Operations Data:

Net sales	$303,817		$359,384	$475,244	$336,689	$458,278

Cost of sales	270,924	(3)	314,371	417,904 (4)	295,285	391,566

Gross profit	32,893		45,013	57,340	41,404	66,712

Operating expenses	32,372	(5)	41,008	48,193 (6)	34,961 (6)	49,299

Operating income	521		4,005	9,147	6,443	17,413

Debt extinguishments(7)	—		—	(908)	(908)	—

Interest expense	(173)		(194)	(378)	(324)	(269)

Other income, net	884		447	452	410	359

Income before equity in NetRadio Corp	1,232		4,258	8,313	5,621	17,503

Equity income of NetRadio Corp(9)	1,480		63	—	—	—

Net income before income taxes	2,712		4,321	8,313	5,621	17,503

Income tax benefit (expense)	—		—	583	—	2,400

Net income	$2,712		$4,321	$8,896	$5,621	$19,903

Balance Sheet Data (at period end):

Cash and cash equivalents	$18,966		$10,485	$14,495	$14,151	$5

Total assets	81,085		101,129	146,927	157,314	221,305

Total debt	—		805	651	—	12,696

Total shareholders’ equity/partners’ capital	24,350		28,671	55,568	46,973	80,576

Cash Flow Data:

Cash flow provided by (used in) operating activities	$2,342		$1,346	$7,393	$5,360	$(28,751)

Cash flow provided by (used in) investing activities	218		(9,291)	(15,510)	(12,749)	(3,700)

Cash flow provided by (used in) financing activities	(2,712)		(536)	12,127	11,067	17,935

Other Financial Data:
Net sales before inter-company eliminations(11)

Distribution	$303,817		$355,884	$449,106	$325,947	$423,411

Publishing	—		14,715	46,181	26,167	74,260

EBITDA(12)	4,732		6,632	11,599	8,227	20,215

Adjusted EBITDA(12)	5,563		6,632	17,199	8,227	20,215

[Additional columns below]

[Continued from above table, first column(s) repeated]

	FUNimation
		Pro Forma
		Nine Months
	Fiscal Year Ended	Ended
	December 31,	December 31,
	2004	2004(2)

		(Unaudited)

	(In thousands)

Statement of Operations Data:

Net sales	$72,393	$502,733

Cost of sales	31,491	413,228

Gross profit	40,902	89,505

Operating expenses	10,764	55,295

Operating income	30,138	34,210

Debt extinguishments(7)	—	—

Interest expense	(320)	9,202	(8)

Other income, net	—	359

Income before equity in NetRadio Corp	29,818	25,367

Equity income of NetRadio Corp(9)	—	—

Net income before income taxes	29,818	25,367

Income tax benefit (expense)	—	(8,410	)(10)

Net income	$29,818	$16,957

Balance Sheet Data (at period end):

Cash and cash equivalents	$4,731	$21,061

Total assets	66,081	378,360

Total debt	4,000	137,696

Total shareholders’ equity/partners’ capital	48,329	98,879

Cash Flow Data:

Cash flow provided by (used in) operating activities	$7,342	—

Cash flow provided by (used in) investing activities	(349)	—

Cash flow provided by (used in) financing activities	(6,500)	—

Other Financial Data:
Net sales before inter-company eliminations(11)

Distribution	—	—

Publishing	—	—

EBITDA(12)	30,370	37,256

Adjusted EBITDA(12)	29,326	36,212

(1)	Our summary historical consolidated financial data includes the effect of our acquisition of Encore in July 2002 and BCI in November 2003.

(2)	The unaudited pro forma combined summary statement of operations data for the nine months ended December 31, 2004 combines our results of operations for such period with FUNimation’s results of operations for the nine months ended September 30, 2004.

(3)	Includes a $159,000 inventory write-down related to the closure of our warehouse and distribution facility in Hawaii.

(4)	For the fiscal year ended March 31, 2004, we recorded a $5.6 million impairment charge for the capitalized product development costs associated with the Dare Devil video game.

(5)	Includes a $672,000 restructuring charge related to the closure of our warehouse and distribution facility in Hawaii.

(6)	Includes a $705,000 charge for stock based compensation.

(7)	Represents a non-recurring charge incurred in connection with the complete discharge of the Hilco financing used for the BCI acquisition.

(8)	Reflects an increase in interest expense associated with the private placement of notes and amortization of expenses related thereto and a decrease in interest expense of $240,000 related to $4.0 million of notes between FUNimation and certain of its affiliates, which notes were repaid in full in January 2005.

(9)	We owned a less than 50% equity interest in Net Radio Corp. and, as a result, reported Net Radio results for fiscal years ended March 31, 2002 and 2003 under the equity method. This entity was dissolved on January 15, 2003.

(10)	Represents estimated taxes on combined pro forma earnings at an assumed tax rate of 37% for Navarre and 29% for FUNimation.

(11)	Management considers information concerning our net sales before inter-company eliminations, which generally represent sales of our publishing products to our distribution segment that are not calculated in accordance with GAAP, to be a useful presentation of our ongoing operating trends and in comparing operating performance period to period. The following table represents a reconciliation of GAAP net sales to net sales before inter-company eliminations:

				Nine Months Ended
	Fiscal Years Ended March 31,			December 31,

	2002	2003	2004	2003	2004

				(Unaudited)

	(In thousands)

Net sales:

Distribution	$303,817	$355,884	$449,106	$325,947	$423,411

Publishing	—	14,715	46,181	26,167	74,260

Net sales before inter-company eliminations	303,817	370,599	495,287	352,114	497,671

Inter-company eliminations	—	(11,215)	(20,043)	(15,425)	(39,393)

Net sales as reported	$303,817	$359,384	$475,244	$336,689	$458,278

(12)	EBITDA represents net income before depreciation and amortization, interest expense, net, debt extinguishment costs, and income tax expense (benefit). Adjusted EBITDA is calculated by adjusting EBITDA for items of income and expenses as described below that we believe are not indicative of our operating performance or FUNimation’s operating performance. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of performance and believe they are frequently used by securities analysts and investors. We also use a financial measure similar to EBITDA under our existing senior secured credit facility to measure compliance with certain financial covenants. EBITDA is not calculated in the same manner under our senior secured credit facility. EBITDA and Adjusted EBITDA (including the pro forma presentations thereof) have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, results as reported under GAAP. See “Non-GAAP Financial Measures” for a discussion of such limitations.

A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is provided below:

	Navarre Corporation					FUNimation

							Pro Forma
				Nine Months Ended		Fiscal	Nine Months
	Fiscal Year Ended March 31,			December 31,		Year Ended	Ended
						December 31,	December 31,
	2002	2003	2004	2003	2004	2004	2004

				(Unaudited)	(Unaudited)		(Unaudited)

	(In thousands)

Reconciliation of EBITDA and Adjusted EBITDA to net income:

Net income	$2,712	$4,321	$8,896	$5,621	$19,903	$29,818	$16,957

Reconciling items:

Depreciation and amortization	1,847	2,117	2,000	1,374	2,443	232	2,687

Interest expense, net	173	194	378	324	269	320	9,202

Debt extinguishment(a)	—	—	908	908	—	—	—

Income tax expense (benefit)	—	—	(583)	—	(2,400)	—	8,410

EBITDA	4,732	6,632	11,599	8,227	20,215	30,370	37,256

Reconciling items:

Write-off of video game development costs(b)	—	—	5,600	—	—	—	—

Recovery of royalty receivable(c)						(1,600)

Acquisition costs(d)		—	—	—	—	556	556

Closure of warehouse and distribution facility(e)	831	—	—	—	—	—	—

Adjusted EBITDA	$5,563	$6,632	$17,199	$8,227	$20,215	$29,326	$37,812

(a)	Represents a non-recurring charge incurred in connection with the complete discharge of the Hilco financing used for the BCI acquisition.

(b)	For the fiscal year ended March 31, 2004, we recorded a $5.6 million impairment charge for the capitalized product development costs associated with the Dare Devil video game.

(c)	For the fiscal year ended December 31, 2004, FUNimation recovered $1.6 million of royalty receivables previously written off in 2002.

(d)	For the fiscal year ended December 31, 2004, FUNimation incurred $556,000 of expenses in connection with the sale of FUNimation.

(e)	Includes a $159,000 inventory write-down and a $672,000 restructuring charge related to the closure of our warehouse and distribution facility in Hawaii.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements give effect to the consummation of the Transactions. The following unaudited pro forma condensed combined balance sheet as of December 31, 2004 and the unaudited pro forma condensed combined statements of income for the year ended March 31, 2004 and the nine months ended December 31, 2004 are based on the audited historical combined financial statements of Navarre and FUNimation for the fiscal year ended March 31, 2004 and December 31, 2003, respectively, the unaudited historical combined financial statements of Navarre and FUNimation for the nine months ended December 31, 2004 and the nine months ended September 30, 2004, respectively, and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma condensed combined financial statements. Navarre, in its determination, is not acquiring any intangible assets other than those reflected on FUNimation’s balance sheet. These intangibles are unamortized license fees. Navarre has determined that the fair value of the intangible assets has not declined below book value. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma adjustments represent our preliminary determinations of these adjustments and are based on available information and certain assumptions we consider reasonable under the circumstances. Final amounts could differ from those set forth herein.

      The fiscal year of Navarre ends on March 31 of each year, and the fiscal year of FUNimation ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of December 31, 2004 gives effect to the Transactions as if they had occurred on December 31, 2004, and combines the historical unaudited consolidated balance sheet of Navarre as of December 31, 2004 and the historical unaudited combined balance sheet of FUNimation as of December 31, 2004. The unaudited pro forma condensed combined statements of income for Navarre and FUNimation for the year ended March 31, 2004 give effect to the Transactions as if they had occurred on April 1, 2003 and, due to the different fiscal years, combines the historical audited results of Navarre for the year ended March 31, 2004 and the historical audited results of FUNimation for the year ended December 31, 2003. The unaudited pro forma condensed combined statements of income for Navarre and FUNimation for the nine months ended December 31, 2004 give effect to the Transactions as if they had occurred on April 1, 2003 and, due to the different fiscal year ends, combines the historical unaudited results of Navarre for the nine months ended December 31, 2004 and the historical unaudited results of FUNimation for the nine months ended September 30, 2004. Certain reclassifications were made to conform FUNimation’s historical combined financial statements to our historical consolidated financial statements.

      The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations that would have been achieved if the Transactions had occurred on the dates indicated or which we may achieve in the future.

      The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with other information and the financial statements and the related notes of FUNimation appearing elsewhere herein and in Navarre’s previously filed documents.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2004

	Historical		Pro Forma

	Navarre	FUNimation	Adjustments		Combined

	(In thousands)

Assets

Current assets:

Cash and cash equivalents	$5	$4,731	$16,325	(1)	$21,061

Note receivable, related parties	2,355	—	—		2,355

Accounts receivable, net	118,006	28,447	—		146,453

Inventories	62,174	10,073	—		72,247

Prepaid expenses and other current assets	10,044	111	—		10,155

Deferred tax assets	3,704	—	—		3,704

Total current assets	196,288	43,362	16,325		255,975

Property and equipment, net	6,599	2,020	—		8,619

Intangibles and other assets:

Note receivable, related parties	450	—	—		450

Goodwill	9,832	—	70,025	(2)	79,857

Other assets	8,136	20,699	4,624	(3)	33,459

Total assets	$221,305	$66,081	$90,974		$378,360

Liabilities and Shareholders’ Equity

Current liabilities:

Note payable	$12,696	$4,000	$(4,000	)(4)	$12,696

Accounts payable	120,135	1,837	—		121,972

Accrued expenses	7,898	11,915	—		19,813

Total current liabilities	140,729	17,752	(4,000)		154,481

Long term debt	—	—	125,000	(5)	125,000

Shareholders’ equity:

Common stock, no par value:	114,489	—	18,303	(6)	132,792

Partners’ Capital	—	48,329	(48,329	)(7)	—

Accumulated deficit	(33,934)	—	—		(33,934)

Accumulated other comprehensive income	21	—	—		21

Total shareholders’ equity	80,576	48,329	(30,026)		98,879

Total liabilities and shareholders’ equity	$221,305	$66,081	$90,974		$378,360

The accompanying notes are an integral part of these unaudited pro forma combined statements.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2004

(1)	Reflects (a) the remaining net proceeds from the private placement of notes, after payment of $100.4 million cash portion of the purchase price for the FUNimation acquisition, excluding potential purchase price adjustments of up to $5.0 million, and costs related to the FUNimation acquisition and the private placement of notes, and (b) the payment of the $1.0 million cash purchase price for our purchase of Encore shares from Michael Bell on March 14, 2005.

(2)	Represents (a) an adjustment of $64,501 to goodwill to reflect the excess of the FUNimation purchase price over the estimated fair value of FUNimation’s net assets and (b) an adjustment of $5,524 to goodwill associated with the purchase of shares of Encore from Michael Bell. The FUNimation acquisition will be accounted for using the purchase method of accounting, and a preliminary estimation of the purchase price allocation has been made. A final determination of the fair values and useful lives and fair values of liabilities acquired cannot be made prior to the completion of the acquisition and may differ from the preliminary estimates made by management. Any final adjustments may change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities acquired and could result in a significant change to the unaudited pro forma condensed combined financial statements.

The goodwill associated with the FUNimation acquisition was calculated as follows (in thousands):

Purchase price	$114,179

Less net assets acquired, including:

Current assets	(43,362)

Property and equipment	(2,020)

Identifiable intangibles	(20,699)

Plus liabilities assumed	13,752

Acquisition costs	2,651

Preliminary amount of purchase price assigned to goodwill	$64,501

The final allocation of the purchase price is subject to the determination of the total equity value of FUNimation as of the closing date of the FUNimation acquisition and final settlement of the account receivables holdback adjustment in accordance with the terms of the FUNimation acquisition agreement. If the FUNimation acquisition is consummated, we expect the FUNimation total equity value determination to be finalized during the six months following the closing of the FUNimation acquisition, and we expect the accounts receivable holdback amount, less any amount retained by us, to be released to the FUNimation sellers within 120 days following the closing of the FUNimation acquisition. Any adjustments made as a result of the FUNimation total equity value determination could result in a change in goodwill of up to $5.0 million.

The pro forma purchase price assumes the issuance of 1,827,486 of our shares of common stock in the FUNimation acquisition at a price of $7.54 per share, the closing price of our shares of common stock on March 8, 2005. The above purchase price does not reflect additional consideration of up to $17.0 million in cash that may be owed by us to the FUNimation sellers if certain financial targets relating to the FUNimation business are met during the five-year period following the closing of the FUNimation acquisition.

(3)	Represents costs and expenses incurred in connection with a private placement of notes to be amortized over the life of the notes.

(4)	Represents $4.0 million of notes between FUNimation and certain of its affiliates, which notes were repaid in full in January 2005.

(5)	Represents a private placement of notes.

(6)	Represents (a) the issuance of 1,827,486 shares of Navarre common stock in connection with the FUNimation acquisition and (b) the issuance of 600,000 shares of Navarre common stock in connection with our purchase of Encore shares from Michael Bell on March 14, 2005. The actual number of shares to be issued in connection with the FUNimation acquisition will be determined by dividing $25.0 million by the average volume-weighted price of our common stock for the 20-trading day period immediately preceding the closing date of the FUNimation acquisition, subject to a minimum of 1,495,216 shares and a maximum of 1,827,486 shares. Based on the average volume-weighted price of our common stock for the 20-trading day period ended March 14, 2005, the number of shares to be issued in the FUNimation acquisition would be 1,827,486 shares.

In addition to the cash consideration payable to Mr. Bell, upon the repurchase of his shares of Encore, Mr. Bell is entitled to receive up to 600,000 shares of Navarre common stock, 300,000 of which were issued on March 14, 2005 and the balance of which will be issued only upon achievement of certain financial targets relating to Encore.

(7)	Represents the elimination of the FUNimation partners’ capital upon closing of the FUNimation acquisition.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended December 31, 2004

	Historical	Historical	Pro Forma		Pro Forma
	Navarre(1)	FUNimation(2)	Adjustment		Combined

	(In thousands)

Net sales	$458,278	$44,455	$—		$502,733

Cost of sales	391,566	21,662	—		413,228

Gross profit	66,712	22,793	—		89,505

Operating expenses:

Selling and marketing	14,934	1,758	—		16,692

Distribution and warehousing	6,547	201	—		6,748

General and administrative	25,375	3,793	—		29,168

Depreciation and amortization	2,443	244	—		2,687

	49,299	5,996	—		55,295

Income from operations	17,413	16,797	—		34,210

Other income (expense):

Interest expense	(269)	(240)	(8,693	)(3)	(9,202)

Other income, net	359	—	—		359

Income before income taxes	17,503	16,557	(8,693)		25,367

Income tax benefit (expense)	2,400	—	(10,810	)(4)	(8,410)

Net income	$19,903	$16,557	$(19,503)		$16,957

(1)	Historical information for Navarre is presented for the nine months ended December 31, 2004.

(2)	Historical information for FUNimation is presented for the months ended September 30, 2004.

(3)	Reflects an increase in interest expense associated with the private placement of notes and amortization of expenses related thereto and a decrease in interest expense of $240,000 related to $4.0 million of notes between FUNimation and certain of its affiliates, which FUNimation notes were repaid in full in January 2005.

(4)	Represents estimated taxes on combined pro forma earnings.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended March 31, 2004

	Historical	Historical	Pro Forma		Pro Forma
	Navarre(1)	FUNimation(2)	Adjustment		Combined

Net sales	$475,244	$81,630	$—		$556,874

Cost of sales	417,904	42,089	—		459,993

Gross profit	57,340	39,541	—		96,881

Operating expenses:

Selling and marketing	16,215	2,159	—		18,374

Distribution and warehousing	6,000	227	—		6,227

General and administration	23,273	6,141	—		29,414

Depreciation and amortization	2,000	190	—		2,190

Stock-based compensation	705	—	—		705

	48,193	8,717	—		56,910

Income from operations	9,147	30,824	—		39,971

Other income (expense):

Debt extinguishment	(908)	—	—		(908)

Interest expense	(378)	(320)	(11,591	)(3)	(12,289)

Other income, net	452	—	—		452

Income before income taxes	8,313	30,504	(11,591)		27,226

Income tax benefit (expense)	583	—	3,545	(4)	4,128

Net income	$8,896	$30,504	$(8,046)		$31,354

(1)	Historical information for Navarre is presented for the fiscal year ended March 31, 2004.

(2)	Historical information for FUNimation is presented for the fiscal year ended December 31, 2003.

(3)	Reflects an increase in interest expense associated with the private placement of notes and amortization of expenses related thereto and a decrease in interest expense of $320,000 related to $4.0 million of notes between FUNimation and certain of its affiliates, which notes were repaid in full in January 2005.

(4)	Represents estimated taxes on combined pro forma earnings.

The accompanying notes are an integral part of these unaudited pro forma combined statements.

SELECTED COMBINED FINANCIAL AND OTHER DATA OF FUNIMATION

      The following table provides the selected combined financial data of FUNimation for the periods and as of the dates indicated. We derived the selected combined financial data as of and for the fiscal year ended December 31, 2001 from the audited combined financial statements of FUNimation, which are not included herein. We derived the selected consolidated financial data as of December 31, 2002, 2003 and 2004 and for the fiscal years ended December 31, 2002, 2003 and 2004 from the audited combined financial statements of FUNimation, which are included elsewhere herein. Historical results are not necessarily indicative of the results of operations of FUNimation to be expected for future periods.

      The information presented in the table below and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FUNimation” and the combined financial statements and related notes of FUNimation included elsewhere herein.

	Fiscal Year Ended December 31,

	2001	2002		2003	2004

	(In thousands)

Statement of Operations Data:

Net sales	$49,760	$63,701	(1)	$81,630	$72,393

Cost of sales	25,473	29,814		42,089	31,491

Gross profit	24,287	33,887		39,541	40,902

Operating expenses	4,238	8,712	(2)	8,717	10,764

Interest expense	53	293		320	320

Net income	$19,996	$24,882		$30,504	$29,818

Balance Sheet Data (at period end):

Cash and cash equivalents	$7,981	$12,355		$4,238	$4,731

Total assets	15,502	38,596		41,983	66,081

Total debt	4,000	4,000		4,000	4,000

Total partners’ capital	4,124	16,006		25,011	48,329

Other Financial Data:

Capital expenditures	$220	$1,149		$763	$449

Depreciation and amortization	17	182		189	232

(1)	Includes $2.6 million of revenue related to JAKKS Pacific’s acquisition of Irwin Toy’s master licensing agreement.

(2)	Includes $2.6 million account receivable write-off related to the bankruptcy of Irwin Toys.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FUNIMATION

      The following discussion should be read in conjunction with FUNimation’s combined financial statements and related notes and other financial information appearing elsewhere herein. In addition to historical information, the following discussion and other parts of this exhibit contain forward-looking information that involve risks and uncertainties. FUNimation’s actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and elsewhere herein.

Overview

      FUNimation, which is based in Fort Worth, Texas, is a leading content provider in the United States market for anime. FUNimation licenses anime properties and translates and adapts the content for television programming and home videos, primarily targeting audiences between the ages of 6 and 17. In addition, FUNimation licenses other children’s entertainment content. FUNimation leverages its licensed content into various revenue streams, including television broadcast, VHS and DVD home video distribution and licensing of merchandising rights for toys, video games, trading cards. FUNimation’s licensed titles include Dragon Ball Z, Fullmetal Alchemist, Yu-Gi-Oh!, Code Lyoko, Teenage Mutant Ninja Turtles, Noddy, Arthur, Case Closed, Yu Yu Hakusho, Beyblade, Fruits Basket and Cabbage Patch Kids. A number of these titles currently are airing on various television networks including The Cartoon Network, ABC Family and Fox.

Critical Accounting Policies and Estimates

      This discussion and analysis of financial condition and results of operations discusses FUNimation’s combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires FUNimation’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. FUNimation continually evaluates the policies and estimates it uses to prepare its combined financial statements. In general, FUNimation’s management’s estimates and assumptions are based on historical experience, known trends or events, and other factors that they believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

      FUNimation’s accounting policies are more fully described in note 1 of the notes to FUNimation’s combined financial statements. Below is a summary of critical accounting policies, among others, that FUNimation’s management believes involve significant judgments and estimates used in the preparation of its combined financial statements.

      Following the closing of the FUNimation acquisition, Navarre intends to operate FUNimation as part of its publishing segment and report FUNimation’s financial results on a consolidated basis. In addition, Navarre plans to change FUNimation’s fiscal year to March 31.

Revenue Recognition

      All revenue is recognized upon meeting the recognition requirements of SOP. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by FUNimation’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. However, where guaranteed royalties are provided for, such guaranteed amounts are recognized at the time such arrangement becomes effective if FUNimation has no significant direct continuing involvement with the underlying property or obligation to the licensee. Licensing advances and guaranteed payments collected, but not yet earned by FUNimation, are classified as deferred revenue in the accompanying combined balance sheets. In all instances, provisions for uncollectible amounts are provided at the time of sale.

Production Costs

      Production costs represent unamortized costs of films and television programs, which have been produced by FUNimation or for which FUNimation has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the projected ultimate future revenue, as defined by SOP 00-2.

      When estimates of total revenues and costs indicate that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.

Inventory

      Inventories consist primarily of finished products for sale and are carried at the lower of cost (first-in, first-out method) or market. FUNimation’s management periodically reviews inventory and provides reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

Accounts and Royalties Receivable

      Accounts receivable represent trade receivables from customers less allowances for doubtful accounts and returns. Such allowances are established by management based on historical experience and evaluation of specific accounts. FUNimation generally does not require collateral from customers. Receivables are charged against the allowance for doubtful accounts when management determines such accounts are uncollectible.

      Royalties receivable represent uncollected royalties earned on sale of licensed products, less allowances for doubtful accounts.

      A reserve for sales returns is established based on historical trends in product return rates. If the actual returns were to deviate from the historical data on which the reserve had been established, FUNimation’s revenues could be adversely affected.

Participation Costs and License Fees

      License fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. Distribution rights are granted under licensing agreements with initial terms that generally range from five to seven years. A program supplier’s share of distribution revenues (participation cost) is retained by FUNimation until the share equals the license fees paid to the program supplier plus recoupable production costs. Thereafter, any excess is paid to the program supplier. License fees are amortized as recouped by FUNimation. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title.

Royalties Payable

      Royalties payable represents FUNimation’s management’s estimate of accrued and unpaid ultimate participation costs as of the end of the fiscal year. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.

Results of Operations

      The following table sets forth FUNimation’s results of operations expressed as a percentage of total revenues for the three years ended December 31, 2004.

	Fiscal Years Ended
	December 31,

	2002	2003	2004

Wholesale and retail sales	66%	73%	65%

License and royalty revenue	28	25	30

Broadcast revenue	6	1	4

Other	—	1	1

Revenues	100%	100%	100%

Cost of wholesale and retail sales	23%	29%	22%

Royalty expense	24	22	22

Selling, general and administrative	13	10	15

Depreciation and amortization	—	—	—

Interest expense-related parties	1	—	—

Total costs and expenses	61%	61%	59%

Net income	39%	39%	41%

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

      Revenues for the years ended December 31, 2003 and 2004 were as follows (in thousands):

	2003	2004	$ Change	% Change

Wholesale and retail sales	$59,688	$47,347	$(12,341)	(21)%

License and royalty revenue	20,211	21,909	1,698	8

Broadcast revenue	844	2,723	1,879	223

Other	887	414	(473)	(53)

Total	$81,630	$72,393	$(9,237)	(11)%

      The decrease in wholesale and retail sales during 2004 primarily related to a decreased number of Dragon Ball Z and Dragon Ball GT home video releases, offset by increased sales of Yu Yu Hakusho and new licensed properties such as Kiddy Grade and Tenchi Muyo GXP!. License and royalty revenue increased during this period due to increased sales of certain licensed property-themed merchandise including a $10.0 million advance, effective December 2004, from Atari relative to video games based on Dragon Ball Z recognized in 2004 under SOP 00-2. See “— Critical Accounting Policies and Estimates — Revenue Recognition.” Broadcast revenue increased primarily due to a $2.0 million advance from The Cartoon Network recognized in December 2004 to extend its broadcast distribution agreement relative to the Dragon Ball properties through December 2005. FUNimation expects its future sales will fluctuate based on home video and licensed merchandise release schedules and its ability to source new content licenses and secure new broadcast arrangements.

Cost of Wholesale and Retail Sales

      Cost of wholesale and retail sales includes costs associated with the production, manufacture and shipment of FUNimation’s home videos. Cost of wholesale and retail sales decreased 33%, or $7.9 million, to $16.0 million for the year ended December 31, 2004, when compared to the same period in 2003, primarily due to decreased home video sales during 2003 of FUNimation’s licensed properties and third-party distributed properties. As a percentage of wholesale and retail sales, costs of wholesale and retail sales decreased from 40% in 2003 to 34% in 2004 primarily due to lower home video duplication costs, increased home video sales of third-party distributed properties which do not have any associated production costs and a shifting sales mix from VHS to higher-margin DVD titles, as well as a substantially smaller write-down of VHS inventory to market value in 2004 compared to 2003.

Royalty Expense

      Royalty expense, which represents the contractual earnings of FUNimation’s licensed content providers, decreased 15%, or $2.7 million, to $16.0 million for the year ended December 31, 2004, when compared to the same period in 2003, primarily due to the decrease in wholesale and retail sales offset by an increase in license and royalty revenue.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses, which consist principally of executive, accounting and administrative personnel and related expenses, increased 24%, or $2.0 million, to $10.5 million when compared to the same period in 2003. This increase was offset by the receipt of $1.6 million in recovery of a royalty receivable previously written off in 2002. The increase in selling, general and administrative expenses was primarily due to increased payroll and employee benefits due to higher staffing levels during 2004 that accompanied a higher number of licensed properties.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

      Revenues for the years ended December 31, 2002 and 2003 were as follows:

	2002	2003	$ Change	% Change

	(In thousands)

Wholesale and retail sales	$41,881	$59,688	$17,807	43%

License and royalty revenue	18,033	20,211	2,178	12

Broadcast revenue	3,772	844	(2,928)	(78)

Other	15	887	872	5813

Total	$63,701	$81,630	$17,929	28%

      The increase in wholesale and retail sales during 2003 was primarily related to home video sales of new licensed properties, including Dragon Ball GT, and third-party home video distributed properties including Yu-Gi-Oh! and Teenage Mutant Ninja Turtles. License and royalty revenue increased primarily due to strong demand for certain licensed property-themed video game releases, including one based on the Dragon Ball Z property. These increases were partially offset by a decline in broadcast revenue due to the timing of the delivery of certain episodes to The Cartoon Network.

Cost of Wholesale and Retail Sales

      Cost of wholesale and retail sales increased 61%, or $9.0 million, to $23.8 million for the year ended December 31, 2003, when compared to the same period in 2002, primarily due to increased home video sales during 2003 of FUNimation’s licensed properties and third-party distributed properties. As a percentage of wholesale and retail sale, costs of wholesale and retail sales increased from 35% in 2002 to 40% in 2003 primarily due to a significant write-down in 2003 of VHS inventory to market value.

Royalty Expense

      Royalty expense increased 22%, or $3.2 million, to $18.2 million for the year ended December 31, 2003, when compared to the same period in 2002, primarily due to increased home video and license and royalty revenue during 2003. These increases were partially offset by a decline in broadcast revenue due to the timing of the delivery of certain licensed properties’ episodes to The Cartoon Network.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses were relatively unchanged for the year ended December 31, 2003, when compared to the same period in 2002. However, during 2002, FUNimation wrote off a royalty receivable of approximately $2.6 million following the bankruptcy of one of its merchandising licensees. Excluding the effect of this write-off, selling, general and administrative expenses increased in 2003 by approximately $2.6 million, due to increased payroll and employee benefits resulting from higher staffing levels.

Liquidity and Capital Resources

      FUNimation has historically financed its working capital needs through cash generated from its operations and management of the various components of its working capital, including accounts and royalties receivable, inventories, accounts payable and accrued liabilities, and royalties payable and has historically not had to rely on bank borrowings to finance its operations. FUNimation’s working capital has historically fluctuated significantly, and at December 31, 2004, FUNimation had accounts and royalties receivable of $28.4 million, inventories of $10.1 million, accounts payable and accrued liabilities of $1.8 million, and royalties payable of $10.5 million. At December 31, 2003, FUNimation had accounts and royalties receivable of $13.2 million, inventories of $8.4 million, accounts payable and accrued liabilities of $1.5 million, and royalties payable of $9.2 million. At December 31, 2002, FUNimation had accounts and royalties receivable of $4.2 million, inventories of $9.4 million, accounts payable and accrued liabilities of $1.5 million, and royalties payable of $9.4 million.

      During the year ended December 31, 2004, net cash provided by operating activities of $7.3 million was primarily the result of net income of $29.8 million, an increase in the provision for returns and doubtful accounts of $21.1 million, depreciation of $0.2 million, and amortization of license advances and production costs of $6.9 million, offset by a reduction in working capital components of $37.3 million and expenditures for license advances and production costs of $13.4 million. Cash flows used in investing activities were $0.4 million for purchases of property and equipment offset by a $0.1 million bond collected. Cash flows used in financing activities were $6.5 million for distributions to partners.

      During the year ended December 31, 2003, net cash provided by operating activities of $14.2 million was primarily the result of net income of $30.5 million, depreciation of $0.2 million, an increase in the provision for returns and doubtful accounts of $18.5 million and amortization of license advances and production costs of $8.6 million, offset by a reduction in working capital components of $32.2 million and expenditures for license advances and production costs of $11.4 million. Cash flows used in investing activities were $0.8 million for purchases of property and equipment. Cash flows used in financing activities were $21.5 million for distributions to partners.

      During the year ended December 31, 2002, net cash provided by operating activities of $18.6 million was primarily the result of net income of $24.9 million, depreciation of $0.2 million, amortization of license advances and production costs of $3.1 million and an increase in the provision for returns and doubtful accounts of $15.9 million, offset by a reduction in working capital components of $16.8 million and expenditures for license advances and production costs of $8.7 million. Net cash used in investing activities was $1.3 million, comprised of $1.2 million in purchases of property and equipment and the payment of a bond of $0.1 million. Cash flows used in financing activities were $13.0 million for distributions to partners.

      For the years ended December 31, 2002, 2003 and 2004, FUNimation invested $6.9 million, $8.6 million and $10.2 million, respectively, for license advance expenditures to secure new licenses. The amount invested for license advances can fluctuate based on timing and availability of new content license opportunities.

      In late December, 2004 FUNimation entered into an agreement with Atari to license the rights for new video game development for future Dragon Ball video game properties not currently in development. As such, FUNimation received an advance against royalties in the amount of $10.0 million which royalties are governed by a previously existing agreement between Atari and FUNimation. Under SOP 00-2, this revenue was recognized in 2004 as FUNimation had no more deliverables to Atari. FUNimation will not receive future revenues or cash flow unless Dragon Ball video games under the new Atari agreement are released and product sales exceed the prepaid royalty advance.

Market Risk

      At December 31, 2004, FUNimation had $4.0 million in borrowings under notes payable to related parties. These notes payable to related parties were repaid in January 2005. It is FUNimation’s policy not to enter into derivative financial instrument transactions.

Seasonality

      FUNimation’s quarterly operating results are not materially affected by seasonality. Operating results fluctuate significantly from quarter to quarter and year to year based on the success of products relative to wholesale and retail sales and license and royalty revenues and timing of licensing advances and guaranteed payments collected.

Contractual Obligations

      The following table presents information regarding contractual obligations that exist as of December 31, 2004 by calendar year (in thousands).

					More Than
	Total	1 Year	2-3 Years	4-5 Years	5 Years

License agreements	$6,870	$5,603	$1,267	—	—

Total	$6,870	$5,603	$1,267	—	—

Independent Auditors’ Report

To the Partners of

FUNimation Productions, Ltd. and
     The FUNimation Store, Ltd.
Fort Worth, Texas

      We have audited the accompanying combined balance sheets of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (the “Company”) as of December 31, 2004, 2003 and 2002 and the related combined statements of income, partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. at December 31, 2004, 2003 and 2002 and the combined results of their operations and their cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Dallas, Texas

March 5, 2005

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Combined Balance Sheets

	December 31,

	2004	2003	2002

ASSETS

Cash and cash equivalents	$4,731,362	$4,238,155	$12,355,136

Accounts and royalties receivable, net	28,446,450	13,163,499	4,171,774

Inventories	10,072,945	8,430,554	9,390,151

License fees, net	17,476,232	10,108,053	7,388,477

Production costs, net	3,222,598	4,066,197	3,941,860

Property and equipment, net	2,019,983	1,802,668	1,228,883

Other assets	111,073	173,894	119,813

	$66,080,643	$41,983,020	$38,596,094

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable and accrued liabilities	$1,837,122	$1,458,965	$1,488,108

Accrued market development funds	963,351	1,460,564	872,945

Royalties payable	10,499,341	9,187,368	9,360,822

Deferred revenue	452,229	865,272	6,867,693

Notes payable to related parties	4,000,000	4,000,000	4,000,000

Total liabilities	17,752,043	16,972,169	22,589,568

Commitments and contingencies (Note 9)

Partners’ capital	48,328,600	25,010,851	16,006,526

	$66,080,643	$41,983,020	$38,596,094

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Combined Statements of Income

	Years Ended December 31,

	2004	2003	2002

Revenues:

Wholesale and retail sales	$47,346,974	$59,688,252	$41,880,689

License and royalty revenue	21,909,306	20,210,716	18,033,166

Broadcast revenue	2,722,985	844,435	3,772,136

Other	413,683	886,200	15,496

	72,392,948	81,629,603	63,701,487

Costs and expenses:

Cost of wholesale and retail sales	15,951,217	23,841,637	14,802,202

Royalty expense	15,539,904	18,246,920	15,012,341

Selling, general and administrative	10,532,381	8,527,347	8,529,454

Depreciation and amortization	231,697	189,374	182,021

Interest expense — related parties	320,000	320,000	293,320

	42,575,199	51,125,278	38,819,338

Net income	$29,817,749	$30,504,325	$24,882,149

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Combined Statements of Partners’ Capital

	General	Limited
	Partners	Partners	Total

Balance at January 1, 2002	$41,244	$4,083,133	$4,124,377

Distributions to partners	(130,000)	(12,870,000)	(13,000,000)

Net income	248,821	24,633,328	24,882,149

Balance at December 31, 2002	160,065	15,846,461	16,006,526

Distributions to partners	(215,000)	(21,285,000)	(21,500,000)

Net income	305,043	30,199,282	30,504,325

Balance at December 31, 2003	250,108	24,760,743	25,010,851

Distributions to partners	(65,000)	(6,435,000)	(6,500,000)

Net income	298,177	29,519,572	29,817,749

Balance at December 31, 2004	$483,285	$47,845,315	$48,328,600

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Combined Statements of Cash Flows

Increase (Decrease) in Cash and Cash Equivalents

	Years Ended December 31,

	2004	2003	2002

Cash Flows from Operating Activities:

Net income	$29,817,749	$30,504,325	$24,882,149

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for returns and doubtful accounts	21,138,114	18,537,988	15,876,587

Amortization of license advances	2,872,016	5,872,668	1,204,534

Amortization of production costs	4,047,482	2,683,708	1,858,059

Depreciation of capital assets	231,697	189,375	182,021

Changes in deferred revenue	(413,043)	(6,002,421)	5,530,738

Changes in assets and liabilities:

Accounts receivable	(36,421,065)	(27,529,713)	(22,653,249)

Inventory	(1,642,391)	959,597	(5,231,415)

Prepaid expenses and other assets	(37,179)	(54,081)	15,403

License advance expenditures	(10,240,195)	(8,592,244)	(6,873,080)

Production cost expenditures	(3,203,883)	(2,808,045)	(1,850,092)

Accounts payable	201,875	(117,516)	288,893

Accrued expenses	176,282	88,373	35,377

Accrued market development funds	(497,213)	587,619	780,937

Royalties payable	1,311,973	(173,454)	4,575,798

Net cash provided by operating activities	7,342,219	14,146,179	18,622,660

Cash flows from investing activities:

Bond collected (paid)	100,000	—	(100,000)

Capital expenditures	(449,012)	(763,160)	(1,148,604)

Net cash used in investing activities	(349,012)	(763,160)	(1,248,604)

Cash flows used in financing activities —

Distributions to partners	(6,500,000)	(21,500,000)	(13,000,000)

Net increase (decrease) in cash and cash equivalents	493,207	(8,116,981)	4,374,056

Cash and cash equivalents, beginning of year	4,238,155	12,355,136	7,981,080

Cash and cash equivalents, end of year	$4,731,362	$4,238,155	$12,355,136

Supplemental disclosure of cash flow information:

Cash paid for interest	$320,000	$320,000	$293,320

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Notes to Combined Financial Statements

Note 1 — Organization and Summary of Significant Accounting Policies

      Organization and Business — FUNimation Productions, Ltd. (“Productions”), a limited partnership, is a diversified entertainment company whose operations consist primarily of the acquisition and production of animated television films for distribution and licensing to domestic broadcast and cable television networks as well as wholesale sales of those films in VHS and DVD formats to customers throughout North America. In addition, Productions also engages in the acquisition of merchandising licenses.

      The FUNimation Store, Ltd. (the “Store”), a limited partnership, is a retail company that sells related program merchandise primarily through the internet. Sales by Store approximated $2,490,000, $3,257,000 and 4,218,000 during 2004, 2003 and 2002 respectively.

      Principles of Combination — The combined financial statements include the accounts of Productions and Store (“the Company”). Productions was formed in 1994 as an S-corporation. In 1999, Productions elected to become a limited partnership. The Store was formed at the beginning of 2000 as a limited partnership. Both Productions and the Store are owned by partners that have substantially the same ownership. All significant intercompany balances and transactions have been eliminated in combination.

      Partner Capital Accounts — The Company’s partnership agreements provides that the net cash flow (as defined) shall be distributed to the general and limited partners in accordance with their partnership percentage. Profits and losses (as defined) shall be allocated among the general and limited partners in the same proportions as net cash flow described above.

      Management’s Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

      Fair Value of Financial Instruments — The carrying amount of the Company’s financial instruments, which principally include cash, trade receivables, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The fair value of the Company’s debt instruments approximates the amount of future cash flows associated with each instrument. The carrying value debt instruments are not materially different from fair value, as the interest rate approximates rates currently available to the Company.

      Cash and Cash Equivalents — Investments in highly liquid securities with original maturities of three months or less are considered cash equivalents.

      Accounts and Royalties Receivable — Accounts receivable represent trade receivables from customers less allowances for doubtful accounts and returns. Such allowances are established by management based on historical experience and evaluation of specific accounts. The Company generally does not require collateral from customers. Receivables are charged against the allowance for doubtful accounts when management determines such accounts are uncollectible.

      Royalties receivable represent uncollected royalties earned on sale of licensed products, less allowances for doubtful accounts.

      A reserve for sales returns is established based on historical trends in product return rates. The reserve for sales returns as of December 31, 2004, 2003 and 2002 was $10,511,114, $17,322,424 and $20,247,958, respectively, for estimated future returns that were recorded as an offset to our revenues and accounts

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.

Notes to Combined Financial Statements — (Continued)

receivable. If the actual returns were to deviate from the historical data on which the reserve had been established, our revenues could be adversely affected.

      Revenue Recognition — All revenue is recognized upon meeting the recognition requirements of American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by the Company’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided at the time of sale.

      Inventories — Inventories consist primarily of finished products for sale and are carried at the lower of cost (first-in, first-out method) or market. Management periodically reviews inventory and provides reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

      Participation Costs and License Fees — License Fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. Distribution rights are granted under licensing agreements with initial terms that generally range from five to seven years. A program supplier’s share of distribution revenues (Participation Cost) is retained by the Company until the share equals the License Fees paid to the program supplier plus recoupable production costs. Thereafter, any excess is paid to the program supplier. License Fees are amortized as recouped by the Company. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title.

      Production Costs — Production costs represent unamortized costs of films and television programs, which have been produced by Productions or for which Productions has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the ultimate future revenue, as defined by SOP 00-2.

      When estimates of total revenues and costs indicated that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.

      Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives (3 to 20 years) of the assets using the straight-line method. The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of such assets at December 31, 2004, 2003 and 2002.

      Royalties Payable — Royalties payable represents management’s estimate of accrued and unpaid ultimate participation costs as of the end of the fiscal year. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.

      The Company expects to pay 100% of accrued royalties during the next twelve months ended December 31, 2005.

      Advertising — Advertising costs are expensed as incurred. Advertising expense amounted to approximately $2,376,000, $2,339,000 and $1,244,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.

Notes to Combined Financial Statements — (Continued)

      Market Development Funds — In accordance with Emerging Issues Task Force (“EITF”) 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, the Company has classified market development funds deducted from payment for purchases by customers as a reduction to revenues.

      Shipping Income and Expenses — In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company classifies amounts billed to customers for shipping fees as revenues, and classifies costs related to shipping as cost of sales.

      Income Taxes — The Company is not a taxpaying entity for federal income tax purposes; accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Partnership income and losses are reflected in the partners’ individual or corporate income tax returns in accordance with their ownership percentages.

      Impairment of Long-Lived and Intangible Assets — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the recoverability of the carrying amount of its long-lived assets and certain identifiable intangibles to be held and used by the Company. Such reviews are performed at least annually and whenever events or changes in circumstances indicate full recoverability is questionable.

      Assessment of recoverability includes a comparison of the asset’s carrying value to the sum of the undiscounted estimated future cash flows anticipated to be generated from the asset’s use and eventual disposition. If the Company determines that impairment has occurred, the measurement of the impairment will be equal to the excess of the asset’s carrying amount over its fair value. Factors used in ascertaining the estimated fair value include operating income before interest and television ratings, among others. Should the review determine impairment, the loss will be recognized through the statement of income, and the corresponding asset value will be reduced.

      Concentration of Credit Risk — Productions and the Store maintain cash and cash equivalents, including investments in money market securities, with various financial institutions. At December 31, 2004, 2003 and 2002, such amounts exceeded federally insured limits by approximately $5,203,238, $6,177,000, and $15,794,000, respectively. Management believes the risk of loss related to these balances is minimal.

      As of December 31, 2004, 2003 and 2002 four, two and two customers made up 80%, 81% and 80% of gross accounts receivable, respectively. During the years ended December 31, 2004, 2003 and 2002, four, three, and three customers made up 72%, 72% and 77% of gross wholesale and retail sales, respectively. During the year ended December 31, 2004, one licensor made up approximately 80% of license and royalty revenue. Revenue from this licensor included $10,000,000 related to a contract effective as of December 2004, and is included in accounts and royalties receivable at December 31, 2004.

      The Company operates under exclusive distribution rights granted by approximately 15 licensors. During the years ended December 31, 2004, 2003 and 2002 82%, 92% and 95% of revenue, respectively, was derived from sales of products under multiple licensing arrangements with two licensors. The inability to access future licenses through a loss of these licensor relationships could have a material negative effect on the operations of the Company.

      New Accounting Pronouncements — In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires allocation of fixed production overheads to the costs of

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.

Notes to Combined Financial Statements — (Continued)

conversion be based on the normal capacity of the production facilities. The adoption of this standard is not expected to have a material impact on the financial condition or net income of the Company.

      In December 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment. This standard eliminated the alternative of accounting for share-based compensation using APB Opinion No. 25. The revised standard generally requires the recognition of the cost of employee services based on the grant date fair value of equity or liability instruments issued. The effective date for the company is the beginning of the year ended December 31, 2006. The impact of the adoption on the company’s financial position or net income has not been determined.

Note 2 — Accounts and Royalties Receivables, net

      Accounts and royalties receivable, net consist of the following:

	December 31,

	2004	2003	2002

Accounts and royalties receivable	$39,658,430	$30,724,287	$24,529,155

Allowance for doubtful accounts	(700,866)	(238,364)	(109,423)

Allowance for sales returns	(10,511,114)	(17,322,424)	(20,247,958)

	$28,446,450	$13,163,499	$4,171,774

      A rollforward of the allowance for sales returns is as follows:

	December 31,

	2004	2003	2002

Beginning balance	$17,322,424	$20,247,958	$17,677,520

Allowance accrual	20,699,135	18,409,047	15,767,164

Less: Actual returns	27,510,445	21,334,581	13,196,726

Ending balance	$10,511,114	$17,322,424	$20,247,958

Note 3 — License Fees, net

      License fees, net consist of the following:

	December 31,

	2004	2003	2002

License fees	$32,264,142	$22,023,946	$13,431,702

Accumulated amortization	(14,787,910)	(11,915,893)	(6,043,225)

	$17,476,232	$10,108,053	$7,388,477

      Amortization of license fees was $2,872,000, $5,873,000 and $1,204,000 for the years ended December 31, 2004, 2003 and 2002 respectively. These amounts have included in royalty expense in the accompanying statements of income. License fees are amortized as recouped by the Company.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.

Notes to Combined Financial Statements — (Continued)

Note 4 — Production Costs, net

      Production costs, net consist of the following:

	2004	2003	2002

Production costs	$13,516,527	$10,312,644	$7,504,599

Accumulated amortization	(10,293,929)	(6,246,447)	(3,562,739)

	$3,222,598	$4,066,197	$3,941,860

      The Company expects to amortize 100% of the December 31, 2004 unamortized production costs by December 31, 2007. The Company expects to amortize approximately $1,289,000 of production costs during the year ended December 31, 2005. Amortization of production costs was approximately $4,047,000, $2,684,000 and $1,858,000 for the years ended December 31, 2004, 2003 and 2002 respectively. These amounts have been included in cost of sales in the accompanying statements of income.

Note 5 — Property and Equipment, net

      Property and equipment, net consists of the following:

		December 31,

	Useful Life	2004	2003	2002

Land	—	$217,560	$200,136	$200,136

Building	20 years	1,525,674	1,288,490	736,606

Fixtures and equipment	3-7 years	844,077	649,674	438,398

		2,587,311	2,138,300	1,375,140

Accumulated depreciation and amortization		(567,328)	(335,632)	(146,257)

		$2,019,983	$1,802,668	$1,228,883

Note 6 — Notes Payable to Related Parties

      Notes payable to parties related by common ownership consists of the following:

	December 31,

	2004	2003	2002

Wise Resources, Ltd.	$1,000,000	$1,000,000	$1,000,000

DCJC, Ltd.	1,000,000	1,000,000	1,000,000

Wise Capital, Ltd.	1,000,000	1,000,000	1,000,000

Coventry Asset Management, Ltd.	1,000,000	1,000,000	1,000,000

	$4,000,000	$4,000,000	$4,000,000

      The notes have interest only payments payable annually at 8%. The notes mature November 1, 2006 and are collateralized by all the assets of Productions. These amounts were paid in full subsequent to yearend.

Note 7 — Related Party Leases

      Productions and the Store occupy facilities, which are owned by parties related by common ownership. Such leases are month-to-month. Lease expense approximated $437,000, $304,000 and $184,000 for the years

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.

Notes to Combined Financial Statements — (Continued)

ended December 31, 2004, 2003, and 2002, respectively. Lease payments to related parties approximated $423,000, $259,000 and $147,000 for the years ended December 31, 2004, 2003 and 2002 respectively.

Note 8 — Retirement Plan

      Employees of Productions may participate in the FUNimation Productions, Ltd. 401(k) Profit Sharing Plan (the “Plan”), whereby eligible employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age requirements. In addition, Productions may make discretionary matching contributions to the Plan up to 3% of each eligible employee’s salary. Productions made contributions to the Plan of approximately $80,000, $53,000 and $43,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Note 9 — Commitments and Contingencies

      Productions and the Store are involved in various lawsuits and proceedings arising out of the ordinary course of business. Management and legal counsel do not believe that the ultimate resolution of these claims will have a material effect on the results of operations or financial position of Productions or the Store.

      Productions has an employment agreement with an owner and officer that provides that 1% of profits on its major license be paid quarterly, payments in 2004, 2003 and 2002 totaled $104,000, $175,000 and $210,000, respectively.

Note 10 — Subsequent Event — Proposed Sale of Company

      On January 10, 2005, the Company executed a definitive agreement with Navarre Corporation, to sell 100% of the general and limited partnership interests in Productions and Store. It is anticipated that the transaction will close on or about April 1, 2005, subject to satisfaction of customary conditions including a requirement that Navarre shall have obtained financing sufficient to consummate the transaction.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Combined Balance Sheets
September 30, 2004 (Unaudited) and December 31, 2003

	2004	2003

	(Unaudited)

ASSETS

Cash and cash equivalents	$3,550,244	$4,238,155

Accounts and royalties receivable, net	12,583,805	13,163,499

Inventories	10,590,853	8,430,554

License fees, net	16,954,485	10,108,053

Production costs, net	4,254,245	4,066,197

Property and equipment, net	1,995,222	1,802,668

Other assets	232,457	173,894

	$50,161,311	$41,983,020

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable and accrued liabilities	$1,143,560	$1,458,965

Accrued market development funds	429,181	1,460,564

Royalties payable	8,069,310	9,187,368

Deferred revenue	1,451,517	865,272

Notes payable to related parties	4,000,000	4,000,000

Total liabilities	15,093,568	16,972,169

Commitments and contingencies (Note 10).

Partners’ capital	35,067,743	25,010,851

	$50,161,311	$41,983,020

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Unaudited Combined Statements of Income
Nine Months Ended September 30, 2004 and 2003

	2004	2003

Revenues:

Wholesale and retail sales	$36,681,024	$42,464,057

License and royalty revenue	6,794,847	13,016,769

Broadcast revenue	577,500	603,985

Other	401,228	617,895

	44,454,599	56,702,706

Costs and expenses:

Cost of wholesale and retail sales	10,992,627	19,510,829

Royalty expense	10,668,501	14,038,198

Selling, general and administrative	5,752,339	5,837,053

Depreciation and amortization	244,240	142,032

Interest expense — related parties	240,000	240,000

	27,897,707	39,768,112

Net income	$16,556,892	$16,934,594

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.

Unaudited Combined Statements of Cash Flows
Nine Months Ended September 30, 2004 and 2003

Increase (Decrease) in Cash and Cash Equivalents

	2004	2003

Cash flows from operating activities:

Net income	$16,556,892	$16,934,594

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for returns and doubtful accounts	(6,859,160)	(871,019)

Amortization of license advances	2,110,741	5,292,500

Amortization of production costs	2,141,023	2,420,990

Depreciation of capital assets	244,240	142,032

Changes in deferred revenue	586,244	(1,301,569)

Changes in assets and liabilities:

Accounts receivable	7,315,493	(1,540,817)

Inventory	(2,160,299)	(20,542)

Prepaid expenses and other assets	64,796	5,451

License advance expenditures	(8,957,172)	(6,139,245)

Production cost expenditures	(2,329,071)	(2,106,034)

Accounts payable	(452,763)	726,472

Accrued expenses	137,359	1,365,143

Accrued market development funds	(1,031,382)	474,466

Royalties payable	(1,118,058)	(1,212,129)

Net cash provided by operating activities	6,248,883	14,170,293

Cash flows from investing activities:

Capital expenditures	(436,794)	(372,581)

Net cash used in investing activities	(436,794)	(372,581)

Cash flows used in financing activities:

Distributions to partners	(6,500,000)	(16,500,000)

Net (decrease) increase in cash and cash equivalents	(687,911)	(2,702,288)

Cash and cash equivalents, beginning of period	4,238,155	12,355,136

Cash and cash equivalents, end of period	$3,550,244	$9,652,848

Supplemental disclosure of cash flow information:

Cash paid for interest	$240,000	$240,000

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and

The FUNimation Store, Ltd.
September 30, 2004

Notes to Unaudited Combined Financial Statements

Note 1 — Interim Financial Information

      In the opinion of management, the accompanying unaudited combined financial statements contain all of the adjustments necessary for a fair presentation of the financial position of FUNimation Productions, Ltd. (“Productions”) and The FUNimation Store, Ltd. (the “Store”) (collectively, the “Company”) as of September 30, 2004 and the results of operations and cash flows for the nine months ended September 30, 2004 and 2003 in accordance with accounting principles generally accepted in the United States. All such adjustments are of a normal recurring nature. Results of operations and cash flows for the current unaudited interim period are not necessarily indicative of the results that may be expected for the entire fiscal year.

      While the Company believes the disclosures presented are adequate to make the information not misleading, it is suggested that these condensed combined financial statements should be read in conjunction with the combined financial statements and notes to the combined financial statements for the years ended December 31, 2003 and 2002 included in this filing.

Note 2 — Organization and Summary of Significant Accounting Policies

      Organization and Business — Productions, a limited partnership, is a diversified entertainment company whose operations consist of the acquisition and production of animated television films for distribution and licensing to broadcast and cable television networks as well as wholesale sales of those films in VHS and DVD formats. In addition, Productions also engages in the acquisition of merchandising licenses.

      Store, a limited partnership, is a retail company that sells related program merchandise primarily through the internet. Sales by Store approximated $1,854,000 and $2,257,000 during the nine months ended September 30, 2004 and 2003, respectively.

      Principles of Combination — The combined financial statements include the accounts of Productions and Store. Productions was formed in 1994 as an S-corporation. In 1999, Productions elected to become a limited partnership. The Store was formed at the beginning of 2000 as a limited partnership. Both Productions and the Store are owned by partners that have substantially the same ownership. All significant intercompany balances and transactions have been eliminated in combination.

      Partner Capital Accounts — The Company’s partnership agreements provide that the net cash flow (as defined) shall be distributed to the general and limited partners in accordance with their partnership percentages. Excess revenue over expenses shall be allocated among the general and limited partners in the same proportions as net cash flow described above. Excess expenses over revenue shall be allocated, in all cases, among the general and limited partners in accordance with their partnership percentages.

      Management’s Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

      Fair Value of Financial Instruments — The carrying amount of the Company’s financial instruments, which principally include cash, trade receivables, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The fair value of the Company’s debt instruments approximates the amount of future cash flows associated with each instrument. The carrying value

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
September 30, 2004

Notes to Unaudited Combined Financial Statements — (Continued)

debt instruments are not materially different from fair value, as the interest rate approximates rates currently available to the Company.

      Cash and Cash Equivalents — Investments in highly liquid securities with original maturities of three months or less are considered cash equivalents.

      Accounts and Royalties Receivable — Accounts receivable represent trade receivables from customers less allowances for doubtful accounts and returns. Such allowances are established by management based on historical experience and evaluation of specific accounts. Receivables are charged against the allowance for doubtful accounts when management determines such accounts are uncollectible.

      Royalties receivable represent uncollected royalties earned on sale of licensed products, less allowances for doubtful accounts.

      A reserve for sales returns is established based on historical trends in product return rates. The reserve for sales returns as of September 30, 2004 and December 31, 2003 was $10,701,628 and $17,322,424, respectively, for estimated future returns that were recorded as an offset to our revenues and accounts receivable. If the actual returns were to deviate from the historical data on which the reserve had been established, our revenues could be adversely affected.

      Revenue Recognition — All revenue is recognized upon meeting the recognition requirements of American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by the Company’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided at the time of sale.

      Inventories — Inventories consist primarily of finished products for sale and are carried at the lower of cost (first-in, first-out method) or market. Management periodically reviews inventory and provides reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

      Participation Costs and License Fees — License Fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. A program supplier’s share of distribution revenues (Participation Cost) is retained by the Company until the share equals the License Fees paid to the program supplier plus recoupable production costs. Thereafter, any excess is paid to the program supplier. License Fees are amortized as recouped by the Company. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title.

      Production Costs — Production costs represent unamortized costs of films and television programs, which have been produced by Productions or for which Productions has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the ultimate future revenue, as defined by SOP 00-2.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
September 30, 2004

Notes to Unaudited Combined Financial Statements — (Continued)

      When estimates of total revenues and costs indicated that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.

      Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives (3 to 20 years) of the assets using the straight-line method. The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of such assets at September 30, 2004 or December 31, 2003.

      Royalties Payable — Royalties payable represents management’s estimate of accrued and unpaid ultimate participation costs as of the end of the fiscal year. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.

      The Company expects to pay $10,668,501 of accrued royalties during the next twelve months ended September 30, 2005.

      Advertising — Advertising costs are expensed as incurred. Advertising expense amounted to approximately $765,158 and $708,225 for the nine months ended September 30, 2004 and 2003, respectively.

      Market Development Funds — In accordance with Emerging Issues Task Force (“EITF”) 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, the Company has classified market development funds deducted from payment for purchases by customers as a reduction to revenues.

      Income Taxes — The Company is not a taxpaying entity for federal income tax purposes; accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Partnership income and losses are reflected in the partners’ individual or corporate income tax returns in accordance with their ownership percentages.

      Impairment of Long-Lived and Intangible Assets — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the recoverability of the carrying amount of its long-lived assets and certain identifiable intangibles to be held and used by the Company. Such reviews are performed at least annually and whenever events or changes in circumstances indicate full recoverability is questionable.

      Assessment of recoverability includes a comparison of the asset’s carrying value to the sum of the undiscounted estimated future cash flows anticipated to be generated from the asset’s use and eventual disposition. If the Company determines that impairment has occurred, the measurement of the impairment will be equal to the excess of the asset’s carrying amount over its fair value. Factors used in ascertaining the estimated fair value include operating income before interest and television ratings, among others. Should the review determine impairment, the loss will be recognized through the statement of income, and the corresponding asset value will be reduced.

      Concentration of Credit Risk — Productions and the Store maintain cash and cash equivalents, including investments in money market securities, with various financial institutions. At September 30, 2004 and December 31, 2003, such amounts exceeded federally insured limits by approximately $3,261,000 and $6,177,000, respectively. Management believes the risk of loss related to these balances is minimal.

      As of September 30, 2004 and December 31, 2003, four and two customers made up 86% and 81% of gross accounts receivable, respectively. During the nine months ended September 30, 2004 and 2003, four and three customers made up 72% and 81% of gross wholesale and retail sales, respectively. The Company operates under exclusive distribution rights granted by approximately 18 licensors. During the nine months

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
September 30, 2004

Notes to Unaudited Combined Financial Statements — (Continued)

ended September 30, 2004 and 2003, 63% and 84% of gross revenue, respectively, was derived from sales of products under multiple licensing arrangements with two and three licensors. The inability to access future licenses through a loss of these licensor relationships could have a material negative effect on the operations of the Company.

Note 3 — Accounts and Royalties Receivables

      Accounts and royalties receivable as of September 30, 2004 and December 31, 2003 consist of the following:

	2004	2003

Accounts and royalties receivable	$23,576,965	$30,724,287

Allowance for doubtful accounts	(291,532)	(238,364)

Allowance for sales returns	(10,701,628)	(17,322,424)

	$12,583,805	$13,163,499

Note 4 — License Fees

      License fees as of September 30, 2004 and December 31, 2003 consist of the following:

	2004	2003

License fees	$30,729,119	$22,023,946

Accumulated amortization	(13,774,634)	(11,915,893)

	$16,954,485	$10,108,053

      Amortization of license fees was $2,110,741 and $5,292,500 for the nine months ended September 30, 2004 and 2003, respectively. These amounts have been included in royalty expense in the accompanying statements of income. License fees are amortized as recouped by the Company.

Note 5 — Production Costs

      Production costs as of September 30, 2004 and December 31, 2003 consist of the following:

	2004	2003

Production costs	$12,641,715	$10,312,644

Accumulated amortization	(8,387,470)	(6,246,447)

	$4,254,245	$4,066,197

      The Company expects to amortize approximately 100% of the September 30, 2004 unamortized production costs by September 30, 2007. The Company expects to amortize approximately $2,800,000 of production costs during the 12 months ended September 30, 2004. Amortization of production costs was $2,141,023 and $2,420,990 for the nine months ended September 30, 2004 and 2003, respectively. These amounts have been included in cost of sales in the accompanying statements of income.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
September 30, 2004

Notes to Unaudited Combined Financial Statements — (Continued)

Note 6 — Property and Equipment

      Property and equipment as of September 30, 2004 and December 31, 2003 consists of the following:

	Useful Life	2004	2003

Land	—	$216,648	$200,136

Building	20 years	1,524,859	1,288,490

Fixtures and equipment	3 - 7 years	839,999	649,674

		2,581,506	2,138,300

Accumulated depreciation and amortization		(586,284)	(335,632)

		$1,995,222	$1,802,668

Note 7 — Notes Payable to Related Parties

      Notes payable to parties related by common ownership as of September 30, 2004 and December 31, 2003 consists of the following:

	2004	2003

Wise Resources, Ltd.	$1,000,000	$1,000,000

DCJC, Ltd.	1,000,000	1,000,000

Wise Capital, Ltd.	1,000,000	1,000,000

Coventry Asset Management, Ltd.	1,000,000	1,000,000

	$4,000,000	$4,000,000

      The notes have interest only payments payable annually at 8%. The notes mature November 1, 2006 and are collateralized by all the assets of Productions.

Note 8 — Related Party Leases

      Productions and the Store occupy facilities, which are owned by parties related by common ownership. Such leases are month-to-month. Lease expense approximated $267,000 and $213,000 for the nine months ended September 30, 2004 and 2003, respectively. Lease payments to related parties approximated $258,000 and $187,000 for the nine months ended September 30, 2004 and 2003, respectively.

Note 9 — Retirement Plan

      Employees of Productions may participate in the FUNimation Productions, Ltd. 401 (k) Profit Sharing Plan (the “Plan”), whereby eligible employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age requirements. In addition, Productions may make discretionary matching contributions to the Plan up to 3% of each eligible employee’s salary. Productions made contributions to the Plan of approximately $56,000 and $31,000 for the nine months ended September 30, 2004 and 2003, respectively.

Note 10 — Commitments and Contingencies

      Productions and the Store are involved in various lawsuits and proceedings arising out of the ordinary course of business. Management and legal counsel do not believe that the ultimate resolution of these claims will have a material effect on the results of operations or financial position of Productions or the Store.

      Productions has an employment agreement with an owner and officer that provides that 1% of profits on its major license be paid quarterly, payments during the nine months ended September 30, 2004 and 2003 totaled $30,000 and $30,000, respectively.